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                                                                 EXHIBIT 12-24

                               DTE ENERGY COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                              Six
                                                             Months              Year Ended December 31
                                                             Ended         --------------------------------------
                                                             6/30/00       1999              1998            1997
                                                             -------       ----              ----            ----
                                                             (Millions, except for ratio and percent)
Net income.............................................   $       225    $       483      $       443      $    417
                                                          -----------    -----------       ----------      --------

Taxes based on income:
   Income taxes........................................            25             60              154           257
   Municipal and state.................................             1              3                3             4
                                                           ----------    -----------      -----------      --------
     Total taxes based on income.......................            26             63              157           261
                                                           ----------    -----------      -----------      --------

Fixed charges:
   Interest expense....................................           165            340              319           297
   Allowance for funds used during
     construction......................................             -              4                -             -
   Interest factor of rents............................            17             34               34            34
   Preferred stock dividend factor.....................             -              -                7            18
                                                           ----------    -----------      -----------      --------
     Total fixed charges...............................           182            378              360           349
                                                           ----------    -----------      -----------      --------

Earnings before taxes based on income
   and fixed charges...................................   $       433    $       924      $       960       $ 1,027
                                                          ===========    ===========      ===========      ========

Ratio of earnings to fixed charges                               2.38           2.44             2.67          2.94

Preferred stock dividends..............................   $         -    $         -      $         6      $     12
Dividends meeting requirement of
   IRC Section 247.....................................   $         -    $         -      $         4      $      4
Percent deductible for income tax purposes.............             -              -            40.00%        40.00%
Amount deductible......................................             -              -                2             2
Amount not deductible..................................             -              -                4            10
Ratio of pretax income to net income...................             -              -             1.35          1.61
Dividend factor for amount not deductible..............             -              -                5            16
Amount deductible......................................             -              -                2             2
                                                          -----------    -----------      -----------     ---------
     Total preferred stock dividend factor.............   $         -    $         -      $         7     $      18
                                                          ===========    ===========      ===========     =========
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